FREDERICK COUNTY
BANCORP, INC.

PRESS RELEASE

Frederick County Bancorp, Inc. Reports Results for the Third Quarter 2007

FREDERICK, Md., Oct. 12 /PRNewswire-FirstCall/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank, announced today that, for the quarter ended September 30, 2007, the Company recorded net income of $408,000 and diluted earnings per share of $0.27, as compared to net income of $468,000 and diluted earnings per share of $0.31 recorded for the third quarter of 2006. The Company earned $1.07 million with diluted earnings per share of $0.70 for the first nine months of 2007 as compared to the $1.46 million in earnings and diluted earnings per share of $0.96 for the same period in 2006. The decline in quarterly and year-to-date net income in 2007 as compared to 2006 was expected and continues to reflect expenses related to the additional operating costs for the new Walkersville and Crestwood Branch Offices which both opened in September 2006. Net interest margin compression also negatively affected net income.

The Company also reported that, as of September 30, 2007, assets stood at $265.3 million, with deposits of $229.0 million and loans of $210.4 million, representing increases of 19.2%, 12.4% and 26.3%, respectively, over the third quarter of 2006.

Frederick County bank commenced operations in 2001. The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services thru four offices, three of which are in the City of Frederick and one office located in Walkersville, Maryland.

AS OF SEPTEMBER 30, 2007 and 2006
(dollars in thousands, except per share data)

	2007	2006
Total assets	$265,279	$222,600
Cash and due from banks	4,550	5,478
Federal funds sold and other overnight investments	14,751	15,394
Investment securities available for sale	28,383	30,303
Other equity securities	1,440	893
Loans, net	207,964	164,404
Deposits	229,037	203,697
Short-term borrowings	--	700
Long-term borrowings	10,000	--
Subordinated debt	6,186	--
Shareholders’ equity	19,019	17,408

Common shares outstanding	1,460,602	1,458,602
Book value per share	$13.04	$11.93

SELECTED UNAUDITED OPERATIONAL DATA
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 and 2006
(dollars in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Interest income	$4,265	$3,534	$11,987	$10,148
Interest expense	2,115	1,484	5,830	4,053
Net interest income	2,150	2,050	6,157	6,095
Provision for loan losses	50	60	241	180
Net interest income after provision for loan losses	2,100	1,990	5,916	5,915
Noninterest income	100	80	283	239
Noninterest expense	1,598	1,372	4,651	3,859
Income before provision for income taxes	602	698	1,548	2,295
Provision for income taxes	194	230	482	835
Net income	$408	$468	$1,066	$1,460

PER COMMON SHARE
Basic earnings per share	$0.28	$0.32	$0.73	$1.00
Diluted earnings per share	$0.27	$0.31	$0.70	$0.96
Basic weighted average number of shares outstanding	1,460,602	1,458,602	1,459,965	1,458,602
Diluted weighted average number of shares outstanding	1,515,716	1,526,297	1,520,638	1,527,193

SELECTED UNAUDITED FINANCIAL RATIOS
Return on average assets	0.64%	0.86%	0.59%	0.91%
Return on average equity	8.68%	10.92%	7.68%	11.68%
Allowance for loan losses to total loans	1.14%	1.28%	1.14%	1.28%
Nonperforming assets to total assets	0.06%	0.04%	0.06%	0.04%
Average equity to average assets	7.39%	7.89%	7.63%	7.83%

Weighted average yield/rate on:
Loans	7.34%	7.28%	7.35%	7.17%
Interest-earning assets	7.00%	6.78%	6.95%	6.64%
Interest-bearing liabilities	4.16%	3.53%	4.09%	3.32%
Net interest spread	2.84%	3.25%	2.87%	3.32%
Net interest margin	3.58%	3.97%	3.62%	4.02%

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology. Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally. Forward-looking statements speak only as of the date they are made. The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Company's reports filed with the U.S. Securities and Exchange Commission.

SOURCE Frederick County Bancorp, Inc.
-0- 10/12/2007
/CONTACT: William R. Talley, Jr., Executive Vice President and Chief Financial Officer of Frederick County Bancorp, Inc., +1-240-529-1507/
/First Call Analyst: /
/FCMN Contact: /
/Web site: http://www.frederickcountybank.com/
(FCBI)

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